UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 12, 2007

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On July 12, 2007 Velocity Express Corporation (the “Company”) issued a press release announcing that it successfully completed a consent solicitation in which Holders of the 12% Senior Secured Notes due 2010 (the “Notes”) consented to reduce the minimum cash covenant from $7.5 million to $4 million through March 2008, subject to closing conditions. The lower minimum cash covenant will become permanent when Velocity achieves an average of $2.5 million of EBITDA for the September 2007, December 2007 and March 2008 quarters. The Holders of the Notes also consented to permit the possible divestiture of a small, non-strategic division which accounted for approximately $5 million in sales in fiscal 2007, without requiring that Velocity repay a portion of the Notes or permanently reduce availability under its credit agreement. As a condition for these consents, the Company raised $3 million from the exercise of 6 million of existing warrants and increased the interest rate on the Notes by 100 basis points. The Company will enter into a supplemental indenture with the trustee of the Notes to affect the changes, subject to approval by the lenders under their existing credit facility.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such factors include, but are not limited to, the following: we may never achieve or sustain profitability; we may not be successful in integrating CD&L and may fail to achieve the expected cost savings from the CD&L acquisition, including due to the challenges of combining the two companies, reducing overlapping functions, retaining key employees and other related risks; we may be unable to fund our future capital needs, and we may need funds sooner than anticipated; our large customers could reduce or discontinue using our services; we may be unable to successfully compete in our markets; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; we may not be able to satisfy the financial covenants contained in our credit agreement and indenture; risk relating to maintaining the financing under our credit agreement; we have a substantial amount of debt and preferred stock outstanding, and our ability to operate and financial flexibility is limited by the agreements governing our debt and preferred stock; we may be required to redeem our debt at a time when we do not have the proceeds to do so; our stock price is subject to fluctuation and volatility; future issuances, or the perception of future issuances, of our common stock may depress the price of the shares of our common stock; the issuance of additional equity securities could trigger the anti-dilution provisions of our outstanding preferred stock and warrants; and the risk of delisting from Nasdaq given that on June 29, 2007 we received notice of our noncompliance with the Nasdaq continued listing requirement that our common stock have a minimum bid price of $1.00 per share; the related risk that possible adverse publicity from this notification could have a material adverse effect on the price of our Common Stock, our business and our ability to raise capital in the future until we regain compliance; the possible divestiture of the non-strategic division may not occur and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated July 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name: Edward W. Stone Title: Chief Financial Officer

Date: July 13, 2007

Exhibit Index

Exhibit Number	Document

99.1	Press release dated July 12, 2007.

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